EXHIBIT 10.16
Confidential
February 14, 2006
Dr. Carlton Davis
Cabinet Secretary Jamaica House
Hope Road
Kingston 10
Jamaica

Re: St Ann Bauxite Limited (“SABL”)

Dear Dr. Davis:

We agree to the proposed revision of Section 5.02 of the Establishment Agreement that was emailed to us by Sonia Mitchell on February 7, 2006 that maintains the $[***]/DMT transfer price through December 31, 2008 on condition that SABL maintains the agreed capital expenditure threshold. We have trust that without the need to make it explicit, SABL and the Government would certainly confer on an appropriate adjustment to this schedule should there be any unforeseen change in business conditions. We greatly appreciate the consideration shown SABL by you and your colleagues and look forward to a successful future for SABL in partnership with Jamaica.
Very truly yours
St. Ann Bauxite Limited
Parviz Farsangi
President

Cc:	Dr. Vincent Lawrence Chairman Jamaican Bauxite Mining Ltd 36 Trafalgar Road Kingston 10 Jamaica
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY ASTERISKS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Attachment
     5.02 Sales Revenue
     (b) For purposes of clause (ii) Section 5.02(a) above, the parties have agreed that the Market Price for sales of bauxite from and after January 1, 2006 through December 31, 2008 is US $[***] per dry DMT subject to St. Ann Bauxite spending cumulative capital expenditures of up to $[***] during the three-year period, January 1, 2006 through December 31, 2008 as follows: $[***] by December 31, 2006, $[***] by December 31, 2007 and $[***] by December 31, 2008 (the cumulative amount required to have been expended by the end of each calendar year being the “Capital Expenditure Threshold” for such calendar year). Starting no later than July 1, 2008, the parties will negotiate in good faith to agree on the applicable Market Price for the period after December 31, 2008. If ninety (90) days after commencement of any such negotiations the parties are unable to agree on an applicable price, they will jointly appoint an independent expert to determine the price, based on the parties’ respective proposals. In the absence of agreement as to an independent expert, either party may request that such expert be appointed by the President for the time being of the International Chamber of Commerce. Until the Market Price for periods after December 31, 2008 is determined in accordance with the foregoing, and in each of the calendar years 2006, 2007 and 2008 if St. Ann Bauxite does not meet the Capital Expenditure Threshold for such calendar year, such Market Price shall be deemed to be US $[***] per dry MT escalated or reduced by the percentage that an increase or decrease has occurred in the U.S. Department of Labor Bureau of Labor Statistics U.S. Producers Price Index for Commodities (“Index”) for the average of monthly Indices of the calendar year in which shipments for bauxite are made, as compared to the average of the monthly Indices which were in effect for the calendar year 2004.
     8.04 Consultation on Extension of Fiscal Regime.
The provisions of Articles V, VI, VII and VIII shall become effective as of the Effective Date and shall govern the period from the Effective Date through December 31, 2008. Starting not later than July 2008 and during succeeding months, the Government and St. Ann Bauxite will have further discussions with a view to establishing an appropriate fiscal regime for such period or periods commencing January 1, 2009 as may be agreed upon by the parties, the provisions of Articles V, VI, VII and VIII, as same may be amended from time to time by agreement between the parties, shall be extended unless and until the parties shall have reached agreement on such a fiscal regime.